Exhibit 99.1

PRESS RELEASE

DATED JANUARY 31, 2008

Quality Systems, Inc. Announces Cash Dividend

IRVINE, Calif.--(BUSINESS WIRE)— January 31, 2008--Quality Systems, Inc. (NASDAQ:QSII - News) announced today that the Company’s Board of Directors declared a cash dividend of Twenty-Five Cents ($0.25) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of March 14, 2008 with an anticipated distribution date of April 7, 2008, pursuant to the Company’s current policy to pay a regular quarterly dividend of Twenty-Five Cents ($0.25) per share on the Company’s outstanding shares of Common Stock, subject to further Board review and approval and establishment of record and distribution dates by the Board prior to the declaration and payment of each such quarterly dividend.

About Quality Systems

Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records, and connectivity applications for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning future dividend payments), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties, including, among others, a legally available source of funds for the payment of future dividends and the possibility that the Board of Directors in the exercise of its fiduciary duty may discontinue its dividend policy or cancel one or more future dividend payments following a determination that one or more dividend payments are not in the best interest of the Company and its shareholders. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Quality Systems, Inc.
Louis Silverman, 949-255-2600
www.qsii.com
or
CCG Investor Relations
William F. Coffin or Sean Collins, 818-789-0100
www.ccgir.com